EXHIBIT 99.1

Chemung Financial Corporation Reports Annual Net Income of $23.7 million, or $4.96 per share, and Fourth Quarter 2024 Net Income of $5.9 million, or $1.24 per share

ELMIRA, N.Y., Jan. 28, 2025 (GLOBE NEWSWIRE) -- Chemung Financial Corporation (the “Corporation”) (Nasdaq: CHMG), the parent company of Chemung Canal Trust Company (the “Bank”), today reported net income of $23.7 million, or $4.96 per share, for the year ended December 31, 2024, compared to $25.0 million, or $5.28 per share, for the year ended December 31, 2023. Net income was $5.9 million, or $1.24 per share, for the fourth quarter of 2024, compared to $5.7 million, or $1.19 per share, for the third quarter of 2024, and $3.8 million, or $0.80 per share, for the fourth quarter of 2023.

"A prudent and relationship-based effort to manage funding costs provided a tailwind for fourth quarter earnings, and capped a solid year of results in an uncertain environment," said Anders M. Tomson, President and CEO of Chemung Financial Corporation. "Strong net interest margin expansion speaks to the execution of Bank-wide strategic initiatives and a thoughtful approach to loan growth, particularly in our newly established Canal Bank division," added Tomson.

"As we reflect on 2024 and look ahead to 2025, the Corporation is situated to perform well, due in large part to the combined efforts of our team over the past year. Our results demonstrate the continued value of a community-focused approach to banking, which we look forward to carrying on in the coming year," concluded Tomson.

Fourth Quarter Highlights:

  Net interest margin expanded 20 basis points compared to the prior quarter, from 2.72% in the third quarter 2024 to 2.92% in the fourth quarter 2024. 1
  Annual loan growth totaled 5.0% for the year ended December 31, 2024, including commercial and industrial growth of 13.3% and commercial real estate growth of 8.4%.
  Non-performing loans to total loans declined nine basis points compared to September 30, 2024 and ten basis points compared to December 31, 2023, while non-performing assets to total assets declined five basis points compared to both September 30, 2024 and December 31, 2023.
  Dividends declared during the fourth quarter 2024 were $0.31 per share.

1 See the GAAP to Non-GAAP reconciliations.

2024 vs 2023

Net Interest Income:

Net interest income for the year ended December 31, 2024 totaled $74.1 million, compared to $74.5 million for the prior year, a decrease of $0.4 million, or 0.5%, driven by increases of $14.1 million in interest expense on deposits and $0.8 million in interest expense on borrowed funds, and a decrease of $1.3 million in interest and dividend income on taxable securities, offset by increases of $14.9 million in interest income on loans, including fees, and $0.9 million in interest income on interest-earning deposits.

Interest expense on deposits increased primarily due to a 68 basis points increase in the average interest rate paid on interest-bearing deposits, which included brokered deposits, and deposit campaigns primarily relating to time deposits. The increase in interest expense on borrowed funds was largely due to a $16.2 million increase in average balances of borrowed funds, compared to the prior year, partially offset by a 14 basis points decrease in the average interest rate paid on total borrowings, compared to the prior year. Average balances of borrowed funds in the current year consisted of FHLBNY overnight and term advances and a Federal Reserve Bank Term Funding Program Advance (BTFP), while borrowed funds in the prior year consisted primarily of FHLBNY overnight advances. The decrease in interest and dividend income on taxable securities was largely due to a decrease of $58.0 million in average balances of taxable securities, primarily due to paydowns on mortgage-backed and SBA pooled loan securities. The average yield on taxable securities was comparable between 2023 and 2024.

Interest income on loans, including fees increased primarily due to an increase of $117.5 million in average total loan balances and an increase of 44 basis points in the average yield on total loans. The increase in average balances was concentrated in the commercial portfolio, which increased $136.8 million compared to the prior year. Average balances of consumer loans and residential mortgage loans decreased $11.0 million and $8.3 million respectively, compared to the prior year. The average yield on commercial loans increased 37 basis points, while the average yields on consumer loans and residential mortgage loans increased 69 and 30 basis points respectively, compared to the prior year. The increase in interest income on interest-earning deposits was mainly due to an increase of $18.8 million in average balances of interest-earning deposits, due to an increase in deposits at the Federal Reserve Bank of New York.

Fully taxable equivalent net interest margin was 2.76% for the year ended December 31, 2024, compared to 2.85% for the prior year. Average interest-earning assets increased $76.9 million while average interest-bearing liabilities increased $108.1 million during 2024, compared to the prior year. The average yield on interest-earning assets increased 41 basis points to 4.74%, while the average cost of interest-bearing liabilities increased 67 basis points to 2.87% during 2024, compared to the prior year, both primarily due to the lagging effects of interest rate increases during 2022 and 2023.

Provision for Credit Losses:

Provision for credit losses for the year ended December 31, 2024 was a credit of $46 thousand, compared to a provision of $3.3 million for the prior year, a decrease of $3.3 million. The decrease was largely due to the annual review and update to the loss drivers which the Bank's CECL model is based upon, resulting in a decline in baseline loss rates. The updates were applied beginning in the first quarter of 2024, and resulted in a credit to provision of $2.0 million for the first quarter of 2024. Additionally, provisioning in 2023 included a $0.9 million specific allocation on a nonaccrual commercial real estate relationship.

Non-Interest Income:

Non-interest income for the year ended December 31, 2024 was $23.2 million, compared to $24.5 million for the prior year, a decrease of $1.3 million, or 5.3%, driven by decreases of $2.5 million in other non-interest income and $0.2 million in interchange revenue from debit card transactions, offset by an increase of $1.1 million in wealth management group fee income.

Other non-interest income decreased primarily due to the recognition of a $2.4 million employee retention tax credit (ERTC) in the third quarter of 2023. The decrease in interchange revenue from debit card transactions was primarily due to a decrease in transactional volume compared to the prior year. The increase in wealth management group fee income was largely due to improvements in equity markets during 2024.

Non-Interest Expense:

Non-interest expense for the year ended December 31, 2024 was $67.3 million, compared to $64.2 million for the prior year, an increase of $3.1 million, or 4.8%, driven by increases of $1.6 million in salaries and wages, $0.7 million in pension and other employee benefits, $0.3 million in data processing, and $0.3 million in marketing and advertising.

Salaries and wages increased primarily due to additional staffing in the Bank's new Western New York market, merit-based wage increases, and promotions, which was partially offset by savings from the outsourcing of certain back office functions during 2024. The increase in pension and other employee benefits was largely due to an increase in employee healthcare-related expenses, compared to the prior year. The increase in data processing was primarily due to the addition of new contracts, an increase in debit card procurement expenses, and an increase in cybersecurity software expense. The increase in marketing and advertising was mainly due to expenditures relating to the Bank's 190th anniversary checking account promotion and ongoing CD campaigns, the launch of the Bank's new Western New York "Canal Bank" brand, and a general increase in advertising efforts during the current year.

Income Tax Expense:

Income tax expense for the year ended December 31, 2024 was $6.4 million, compared to $6.5 million for the prior year, a decrease of $0.1 million. The effective tax rate for the year ended December 31, 2024 increased to 21.3%, compared to 20.6% for the prior year. The decrease in income tax expense was primarily due to a decrease in pretax income.

4th Quarter 2024 vs 3rd Quarter 2024

Net Interest Income:

Net interest income for the fourth quarter of 2024 totaled $19.8 million, compared to $18.4 million for the prior quarter, an increase of $1.4 million, or 7.6%, driven by decreases of $0.8 million in interest expense on deposits and $0.4 million in interest expense on borrowed funds, and an increase of $0.2 million in interest income on loans.

Interest expense on deposits decreased primarily due to a decrease of 21 basis points in the average interest rate paid on total interest-bearing deposits, despite an increase of $17.6 million in average balances of total interest-bearing deposits, compared to the prior quarter. The average interest rate paid on brokered deposits decreased 61 basis points, as the Bank replaced brokered deposits carrying higher interest rates with lower cost brokered deposits during the quarter. Average balances of brokered deposits increased $8.9 million compared to the prior quarter. The average interest rate paid on customer time deposits decreased 21 basis points and average balances of customer time deposits decreased $13.8 million in the current quarter, compared to the prior quarter. Both the decrease in average interest rate paid and average balances were largely due to a shift in the Bank's CD campaign strategy, which included reducing the interest rates of its primary campaign offerings by 50 basis points in September. Customer time deposits comprised 22.1% of average total deposits for the three months ended December 31, 2024, compared to 23.0% for the three months ended September 30, 2024. The average interest rate paid on savings and money market deposits decreased 17 basis points, as the Bank adjusted rates offered on money market products to better align with current market conditions, while average balances of savings and money market deposits increased $6.7 million, compared to the prior quarter.

The decrease in interest expense on borrowed funds was primarily due to a decrease in the average cost of total borrowings of 34 basis points, and a decrease in average balances of borrowed funds of $27.5 million, compared to the prior quarter. The decrease in the average cost was partially due to decreases in benchmark interest rates during the quarter, and the decrease in average balances was partially due to an increase in average balances of brokered deposits and seasonal inflows of municipal deposits at the end of the prior quarter. Average balances of borrowed funds in the current quarter consisted primarily of FHLBNY overnight advances, while average balances in the prior quarter primarily consisted of a $30.0 million FHLBNY term advance and a $50.0 million BTFP advance. The FHLBNY term advance matured in September 2024, while the BTFP advance was prepaid in its entirety in October 2024, without prepayment penalty.

Interest income on loans, including fees, increased primarily due to a $32.6 million increase in average balances of commercial loans, despite a decrease of seven basis points in the average yield on commercial loans, compared to the prior quarter. Increases in average balances were distributed between commercial real estate and commercial and industrial loans, while the decrease in the average yield was largely due to rate decreases on existing variable rate loans. Total interest income on commercial loans included $0.3 million in interest income recognized on the payoff of a nonaccrual construction loan during the fourth quarter. Average balances of residential mortgage loans increased $1.3 million and the average yield on residential mortgage loans increased two basis points, compared to the prior quarter. Origination yields of residential mortgage loans remained elevated despite the declining interest rate environment. Average balances of consumer loans decreased $7.9 million while the average yield increased eight basis points, compared to the prior quarter, as runoff from the indirect auto portfolio exceeded originations.

Fully taxable equivalent net interest margin was 2.92% for the current quarter, compared to 2.72% for the prior quarter. Net interest margin was positively impacted by the recognition of $0.3 million in interest income on the payoff of a nonaccrual construction loan. Average interest-earning assets increased $12.0 million, while average interest-bearing liabilities decreased $9.8 million during the fourth quarter, compared to the prior quarter. The average yield on interest-earning assets increased one basis point to 4.79%, while the average cost of interest-bearing liabilities decreased 24 basis points to 2.73%, compared to the prior quarter.

Provision for Credit Losses:

Provision for credit losses was $0.6 million in the current quarter, in line with the prior quarter. Provisioning in the current quarter was primarily due to commercial loan growth and net charge-off activity on commercial and industrial and auto loans. Improvements in economic forecasts for unemployment and GDP in the current quarter benefited the provision for credit losses, compared to modest deterioration in the prior quarter.

Non-Interest Income:

Non-interest income for the fourth quarter of 2024 was $6.1 million, compared to $5.9 million for the prior quarter, an increase of $0.2 million, or 3.4%, driven by increases of $0.2 million in other non-interest income and $0.1 million in service charges on deposit accounts, offset by a decrease of $0.2 million in the change in fair value of equity investments.

Other non-interest income increased primarily due to an increase in interest rate swap fee income compared to the prior quarter. The increase in service charges on deposit accounts was mainly due to fee rate increases which were phased in during the fourth quarter of 2024. The decrease in the change in fair value of equity investments was largely due to a decrease in the market value of assets held for the Corporation's deferred compensation plan, compared to the increase in market value in the prior quarter.

Non-Interest Expense:

Non-interest expense for the fourth quarter of 2024 was $17.8 million, compared to $16.5 million for the prior quarter, an increase of $1.3 million, or 7.9%, driven by increases of $0.7 million in pension and other employee benefits, $0.3 million in salaries and wages, $0.2 million in professional services, and $0.1 million in data processing expenses.

Pension and other employee benefits increased compared to the prior quarter primarily due to an increase in employee healthcare-related expenses. The increase in salaries and wages was largely due to an increase in quarterly incentive compensation expense and additional staffing for the Corporation's newly established Western New York regional banking center. The increase in professional services was primarily due to an increase in consulting fees compared to the prior quarter. The increase in data processing was primarily due to an increase in debit card procurement expenses and cybersecurity initiatives.

Income Tax Expense:

Income tax expense for the fourth quarter of 2024 was $1.6 million, compared to $1.5 million for the prior quarter, an increase of $0.1 million. The effective tax rate for the current quarter increased to 21.2% from 20.9% in the prior quarter. The increase in income tax expense was primarily due to an increase in pretax income.

4th Quarter 2024 vs 4th Quarter 2023

Net Interest Income:

Net interest income for the fourth quarter of 2024 totaled $19.8 million, compared to $17.9 million for the same period in the prior year, an increase of $1.9 million, or 10.6%, driven by increases of $2.7 million in interest income on loans, including fees and $0.3 million in interest income on interest-earning deposits, and a decrease of $0.2 million in interest expense on borrowed funds, partially offset by an increase of $0.8 million in interest expense on deposits and a decrease of $0.4 million in interest income on taxable securities.

Interest income on loans, including fees, increased primarily due to a $116.8 million increase in average balances of commercial loans and an increase of 22 basis points in the average yield on commercial loans, compared to the same period in the prior year. The increase in average balances of commercial loans was concentrated in commercial real estate, while the increase in the average yield on commercial loans was mainly due to higher total origination yields throughout 2024. Average balances of residential mortgage loans decreased $4.7 million compared to the same period in the prior year, due to an increase in sales of new originations to the secondary market, while the average yield on residential mortgage loans increased 40 basis points compared to the same period in the prior year, partially due to higher origination yields on loans held for investment in 2024. Average consumer loan balances decreased $21.9 million compared to the same period in the prior year, largely due to net runoff of the indirect auto portfolio, while the average yield on consumer loans increased 49 basis points, primarily due to runoff of older vintage indirect auto loans, replaced by higher yielding new originations. Interest income on interest-earning deposits increased mainly due to a $22.7 million increase in average balances of interest-earning deposits, compared to the same period in the prior year.

The decrease in interest expense on borrowed funds was primarily due to a decrease of $12.0 million in average balances of FHLBNY overnight advances, and a decrease of 86 basis points in the average interest rate paid on FHLBNY overnight advances, compared to the same period in the prior year. Average balances of FHLBNY overnight advances decreased due to the liquidity provided by an increase in customer deposits, compared to the same period in the prior year. The decrease in the average interest rate paid on FHLBNY overnight advances was primarily due to the declining interest rate environment in the current year period, compared to the static interest rate environment in the prior year period.

Interest expense on deposits increased primarily due to an increase of $105.9 million in average balances of customer interest-bearing deposits, and an increase of 17 basis points in the average interest rate paid on customer interest-bearing deposits, compared to the same period in the prior year. Both the increase in average balances of and the average interest rate paid on customer interest-bearing deposits was largely due to CD campaigns throughout 2024. The average balances of customer time deposits increased $93.5 million, and the average interest rate paid on customer time deposits increased 25 basis points, compared to the same period in the prior year. Customer time deposits comprised 22.1% of average total deposits for the three months ended December 31, 2024, compared to 18.7% for the same period in the prior year. The average balances of and average interest rate paid on brokered deposits decreased $29.2 million and 60 basis points, respectively, compared to the same period in the prior year. The decrease in the average balances of brokered deposits was mainly due to the liquidity provided by an increase in total customer deposits, compared to the same period in the prior year. The decrease in interest income on taxable securities was largely due to paydowns and maturities of available for sale securities between the prior year period and current year period of $54.5 million, primarily on SBA pooled loan securities and mortgage-backed securities.

Fully taxable equivalent net interest margin was 2.92% for the fourth quarter of 2024, compared to 2.69% for the same period in the prior year. Average interest-earning assets increased $57.4 million, while average interest-bearing liabilities increased $68.6 million, compared to the same period in the prior year. The average yield on interest-earning assets increased 29 basis points to 4.79%, while the average cost of interest-bearing liabilities increased five basis points to 2.73%, compared to the same period in the prior year.

Provision for Credit Losses:

Provision for credit losses decreased $1.7 million for the fourth quarter of 2024, compared to the same period in the prior year. The decrease was largely due to a $0.9 million specific allocation on a commercial real estate relationship in the fourth quarter of the prior year as well as a substantial decline in prepayment speeds used in the Bank's CECL model in the fourth quarter of the prior year.

Non-Interest Income:

Non-interest income for the fourth quarter of 2024 was $6.1 million, compared to $5.9 million for the same period in the prior year, an increase of $0.2 million, or 3.4%, driven by increases of $0.3 million in wealth management group fee income, $0.1 million in service charges on deposit accounts, and $0.1 million in other non-interest income, partially offset by a decrease of $0.3 million in the change in fair value of equity investments.

The increase in wealth management group fee income was primarily due to fee rate increases effective July 1, 2024. The increase in service charges on deposit accounts was largely due to fee rate increases phased in during the fourth quarter of the current year. The increase in other non-interest income was mainly due to an increase in interest rate swap fee income, compared to the same period in the prior year. The decrease in the change in fair value of equity investments was mainly due to a decrease in the market value of assets held for the Corporation's deferred compensation plan during the current year period, compared to an increase in market value in the prior year period.

Non-Interest Expense:

Non-interest expense for the fourth quarter of 2024 was $17.8 million, compared to $16.8 million for the same period in the prior year, an increase of $1.0 million, or 5.9%, driven by increases of $0.6 million in salaries and wages, $0.4 million in pension and other employee benefits, and $0.2 million in data processing, partially offset by a decrease of $0.4 million in other non-interest expense.

Salaries and wages increased primarily due to an increase in base salaries, including merit-based increases and additional staffing for the Corporation's newly opened Western New York regional banking center, as well as an increase in incentive compensation expense. The increase in pension and other employee benefits expense was largely due to additional payroll tax expense, employee profit-sharing expense, and employee healthcare-related expense compared to the same period in the prior year. The increase in data processing was primarily due to increases in software and debit card related expenses, the addition of new contracts, and cybersecurity initiatives. The decrease in other non-interest expense was largely due to a decrease in non-loan charge-offs compared to the same period in the prior year.

Income Tax Expense:

Income tax expense for the fourth quarter of 2024 was $1.6 million, compared to $0.8 million for the fourth quarter of 2023, an increase of $0.8 million. The effective tax rate for the current quarter was 21.2%, compared to 18.1% for the same period in the prior year. The increase in income tax expense was primarily due to an increase in pretax income.

Asset Quality

Non-performing loans totaled $9.0 million as of December 31, 2024, or 0.43% of total loans, compared to $10.4 million, or 0.53% of total loans as of December 31, 2023. The decrease in non-performing loans was mainly due to the payoff of two large nonaccrual loans, a $2.2 million construction loan and a $1.9 million commercial real estate loan, during the current year. There was $1.2 million in paydowns on other non-performing commercial loans during 2024. $3.9 million in commercial loan balances were added to non-performing loans during 2024, comprised of $3.5 million in commercial real estate loans and $0.4 million in commercial and industrial loans. Net charge-offs on commercial loans totaled $0.2 million in 2024. The net changes in non-performing residential mortgage and consumer loans were an increase of $0.1 million and a decrease of $0.1 million, respectively. Non-performing assets, which are comprised of non-performing loans, other real estate owned, and repossessed vehicles, were $9.6 million, or 0.35% of total assets as of December 31, 2024, compared to $10.7 million, or 0.40% of total assets as of December 31, 2023. Other real estate owned was $0.4 million and repossessed vehicles was $0.2 million as of December 31, 2024.

Total loan delinquencies as of December 31, 2024 decreased compared to December 31, 2023. Annualized net charge-offs to total average loans for the fourth quarter of 2024 were 0.12%, compared to 0.02% for the third quarter of 2024, and were 0.06% for the year ended December 31, 2024, compared to 0.05% for the year ended December 31, 2023. Annualized commercial net charge-offs were 0.07% of average commercial loan balances for the fourth quarter of 2024, primarily due to $0.3 million in net charge-offs on two commercial and industrial loans. Commercial net charge-offs for the year ended December 31, 2024 were 0.01% of average commercial loan balances. Annualized consumer net charge-offs were 0.45% of average consumer loan balances for the fourth quarter of 2024, and 0.35% of average consumer loan balances for the year ended December 31, 2024, both largely concentrated in indirect auto loans. Residential mortgage loans had net recovery rates for both the fourth quarter of 2024 and the year ended December 31, 2024.

The allowance for credit losses was $21.4 million as of December 31, 2024 and $22.5 million as of December 31, 2023. The allowance for credit losses on unfunded commitments, a component of other liabilities, was $0.8 million as of December 31, 2024 and $0.9 million as of December 31, 2023. The decrease in the allowance for credit losses was mainly due to the annual review and update to the loss drivers which the Bank's CECL model is based upon. Recalibration of loss drivers resulted in a decline in the baseline loss rates which the model utilizes, and were applied beginning in the first quarter of 2024. Additionally, the FOMC projection for U.S. GDP improved as of December 31, 2024 compared to December 31, 2023. Partially offsetting these declines were loan growth, a decline in modeled prepayment speeds, and a slightly weaker FOMC projection for national unemployment as of December 31, 2024 compared to December 31, 2023. The allowance for credit losses was 238.87% of non-performing loans as of December 31, 2024 and 216.28% as of December 31, 2023. The allowance for credit losses to total loans was 1.03% as of December 31, 2024 and 1.14% as of December 31, 2023. Provision for credit losses as a percentage of period-end loan balances was 0.03% for the fourth quarter of 2024.

Balance Sheet Activity

Total assets were $2.776 billion as of December 31, 2024, compared to $2.711 billion as of December 31, 2023, an increase of $65.6 million, or 2.4%. This increase was driven by increases of $98.8 million in loans, net of deferred origination fees and costs, $10.2 million in cash and cash equivalents, and $2.7 million in accrued interest receivable and other assets, partially offset by a decrease of $48.9 million in total investment securities.

Loans, net of deferred origination fees and costs increased primarily due to growth concentrated in the commercial loan portfolio, which increased $129.2 million, or 9.3%, compared to prior year-end. Growth in commercial loans during the current year consisted of $35.1 million in commercial and industrial balances and $94.1 million in commercial real estate balances. Consumer loans decreased $27.4 million, or 8.9%, compared to prior-year end, largely due to lower indirect auto loan origination activity during the current year, and a relatively fast turnover rate in the portfolio. Residential mortgages decreased $3.0 million, or 1.1% compared to prior year-end, as the Corporation continued to elect to sell a portion of originations into the secondary market and demand remained weakened in the current interest rate environment.

The increase in cash and cash equivalents was mainly due to an increase of $77.2 million in FHLBNY overnight advances and $49.6 million in net paydowns and maturities of available for sale securities, partially offset by an increase of $98.8 million in loans, net of deferred origination fees and costs, and a decrease of $32.5 million in total deposits. The increase in accrued interest receivable and other assets was largely due to increases in prepaid expenses and interest receivable on interest rate swaps.

Total investment securities decreased primarily due to a decrease of $52.6 million in securities available for sale, compared to prior year-end. Net paydowns and maturities of securities available for sale for the current year totaled $49.6 million, mainly due to paydowns on mortgage-backed securities and SBA pooled loan securities. The market value of securities available for sale decreased $0.7 million, due to unfavorable changes in market interest rates during the current year. Partially offsetting the decrease in total investment securities was an increase of $3.6 million in FHLB and FRB stock, at cost, mainly due to an increase in FHLBNY overnight advances as of December 31, 2024, compared to prior year-end.

Total liabilities were $2.561 billion as of December 31, 2024, compared to $2.515 billion as of December 31, 2023, an increase of $45.6 million, or 1.8%. This increase was driven by increases of $77.9 million in advances and other debt and $0.4 million in accrued interest payable and other liabilities, partially offset by a decrease of $32.5 million in deposits.

Advances and other debt increased mainly due to an increase of $77.2 million in FHLBNY overnight advances and an increase of $0.7 million in finance lease obligations. The increase in accrued interest payable and other liabilities was primarily due to an increase in interest payable on deposits of $0.6 million.

Total deposits decreased by $32.5 million or 1.3%, compared to prior year-end, largely due to decreases of $50.6 million in brokered deposits, $28.6 million in money market deposits, and $27.4 million in non interest-bearing demand deposits. These decreases were partially offset by increases of $62.3 million in customer time deposits and $15.4 million in interest-bearing demand deposits. Additionally, savings deposits decreased $3.6 million. Non interest-bearing deposits comprised 26.1% and 26.9% of total deposits as of December 31, 2024 and December 31, 2023, respectively.

Total shareholders’ equity was $215.3 million as of December 31, 2024, compared to $195.2 million as of December 31, 2023, an increase of $20.1 million, or 10.3%, driven by an increase of $17.8 million in retained earnings and a decrease of $0.9 million in accumulated other comprehensive loss. The increase in retained earnings was mainly due to net income of $23.7 million, offset by dividends declared of $5.9 million during the year ended December 31, 2024. The decrease in accumulated other comprehensive loss was largely due to revised actuarial assumptions relating to the Corporation's pension plans, offset by the unfavorable impact of interest rates on available for sale securities during the current year.

The total equity to total assets ratio was 7.76% as of December 31, 2024, compared to 7.20% as of December 31, 2023, and the tangible equity to tangible assets ratio was 7.02% as of December 31, 2024, compared to 6.45% as of December 31, 2023.1 Book value per share and tangible book value per share increased to $45.13 and $40.55, respectively as of December 31, 2024 from $41.07 and $36.48, respectively as of December 31, 2023.1 As of December 31, 2024, the Bank’s capital ratios were in excess of those required to be considered well-capitalized under the regulatory framework for prompt corrective action.

1 See the GAAP to Non-GAAP reconciliations

Liquidity

The Corporation uses a variety of resources to manage its liquidity, and management believes it has the necessary liquidity to allow for flexibility in meeting its various operational and strategic needs. These include short-term investments, cash flow from lending and investing activities, core-deposit growth and non-core funding sources, such as time deposits of $250,000 or greater, brokered deposits, FHLBNY overnight and term advances, and FRB advances. Borrowings may be used on a short-term basis for liquidity purposes or on a long-term basis to fund asset growth. As of December 31, 2024, the Corporation's cash and cash equivalents balance was $47.0 million. The Corporation also maintains an investment portfolio of securities available for sale, comprised primarily of US Government treasury securities, SBA loan pools, mortgage-backed securities, and municipal bonds. Although this portfolio generates interest income for the Corporation, it also serves as an available source of liquidity and capital if the need should arise. As of December 31, 2024, the Corporation's investment in securities available for sale was $531.4 million, $349.9 million of which was not pledged as collateral. Additionally, as of December 31, 2024 the Bank's total advance line capacity at the Federal Home Loan Bank of New York was $221.1 million, $109.1 million of which was utilized and $112.0 million of which was available as additional borrowing capacity. In January 2024, the Corporation utilized the BTFP with an advance of $50.0 million, which the Corporation paid off in October 2024, without prepayment penalty.

As of December 31, 2024, uninsured deposits totaled $652.3 million, or 27.2% of total deposits, including $145.6 million of municipal deposits collateralized by pledged assets, when required. As of December 31, 2023, uninsured deposits totaled $655.7 million, or 27.0% of total deposits, including $153.2 million of municipal deposits collateralized by pledged assets. Due to their fluidity, the Corporation closely monitors uninsured deposit levels when considering liquidity management strategies.

The Corporation considers brokered deposits to be an element of its deposit strategy, and anticipates it may continue utilizing brokered deposits as a secondary source of funding in support of growth. As of December 31, 2024, the Corporation had entered into brokered deposit arrangements with multiple brokers. As of December 31, 2024, brokered deposits carried terms between 3 and 48 months, totaling $92.2 million. Excluding brokered deposits, total deposits increased $18.1 million compared to December 31, 2023.

Other Items

The market value of total assets under management or administration in our Wealth Management Group was $2.212 billion as of December 31, 2024, including $301.9 million of assets under management or administration for the Corporation, compared to $2.242 billion as of December 31, 2023, including $381.3 million of assets under management or administration for the Corporation, a decrease of $30.4 million, or 1.4%. Excluding assets under management or administration for the Corporation, total market value of Wealth Management Group assets increased $49.0 million, or 2.6%, largely due to market improvements during 2024.

As previously announced on January 8, 2021, the Corporation's Board of Directors approved a stock repurchase program. Under the repurchase program, the Corporation may repurchase up to 250,000 shares of its common stock, or approximately 5% of its then outstanding shares. The repurchase program permits shares to be repurchased in open market or privately negotiated transactions, through block trades, and pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934. As of December 31, 2024, a total of 49,184 shares of common stock at a total cost of $2.0 million were repurchased by the Corporation under its share repurchase program. No shares were repurchased in the fourth quarter of 2024. The weighted average cost was $40.42 per share repurchased. Remaining buyback authority under the share repurchase program was 200,816 shares as of December 31, 2024.

During the fourth quarter, the Bank opened a full-service branch and regional banking center at 5529 Main Street in Williamsville, New York under the Canal Bank, a division of Chemung Canal Trust Company, name. After receiving regulatory approval, the Bank consolidated its previous branch operations in Clarence, New York into its Williamsville branch operations in December, and has converted the Clarence location into administrative offices in support of the Bank's Western New York operations. Additionally, in November the Bank's Ithaca, New York "Station" branch operations were consolidated into its nearby Ithaca location on Elmira Road.

About Chemung Financial Corporation

Chemung Financial Corporation is a $2.8 billion financial services holding company headquartered in Elmira, New York and operates 30 retail offices through its principal subsidiary, Chemung Canal Trust Company, a full service community bank with trust powers. Established in 1833, Chemung Canal Trust Company is the oldest locally-owned and managed community bank in New York State. Chemung Financial Corporation is also the parent of CFS Group, Inc., a financial services subsidiary offering non-traditional services including mutual funds, annuities, brokerage services, tax preparation services, and insurance.

This press release may be found at: www.chemungcanal.com under Investor Relations.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act, and the Private Securities Litigation Reform Act of 1995. The Corporation intends its forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in this press release. All statements regarding the Corporation's expected financial position and operating results, the Corporation's business strategy, the Corporation's financial plans, forecasted demographic and economic trends relating to the Corporation's industry and similar matters are forward-looking statements. These statements can sometimes be identified by the Corporation's use of forward-looking words such as "may," "will," "anticipate," "estimate," "expect," or "intend." The Corporation cannot promise that its expectations in such forward-looking statements will turn out to be correct. The Corporation's actual results could be materially different from expectations because of various factors, including changes in economic conditions or interest rates, credit risk, inflation, cyber security risks, difficulties in managing the Corporation’s growth, competition, changes in law or the regulatory environment, and changes in general business and economic trends.

Information concerning these and other factors, including Risk Factors, can be found in the Corporation’s periodic filings with the Securities and Exchange Commission (“SEC”), including the 2023 Annual Report on Form 10-K. These filings are available publicly on the SEC's website at http://www.sec.gov, on the Corporation's website at http://www.chemungcanal.com or upon request from the Corporate Secretary at (607) 737-3746. Except as otherwise required by law, the Corporation undertakes no obligation to publicly update or revise its forward-looking statements, whether as a result of new information, future events, or otherwise.

Chemung Financial Corporation
Consolidated Balance Sheets (Unaudited)
	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,
(in thousands)	2024	2024	2024	2024	2023
ASSETS
Cash and due from financial institutions	$26,224	$36,247	$23,184	$22,984	$22,247
Interest-earning deposits in other financial institutions	20,811	44,193	47,033	71,878	14,600
Total cash and cash equivalents	47,035	80,440	70,217	94,862	36,847

Equity investments	3,235	3,244	3,090	3,093	3,046

Securities available for sale	531,442	554,575	550,927	566,028	583,993
Securities held to maturity	808	657	657	785	785
FHLB and FRB stock, at cost	9,117	4,189	5,506	4,071	5,498
Total investment securities	541,367	559,421	557,090	570,884	590,276

Commercial	1,516,525	1,464,205	1,445,258	1,425,437	1,387,321
Mortgage	274,979	274,099	271,620	277,246	277,992
Consumer	279,915	290,650	294,594	300,927	307,351
Loans, net of deferred loan fees	2,071,419	2,028,954	2,011,472	2,003,610	1,972,664
Allowance for credit losses	(21,388)	(21,441)	(21,031)	(20,471)	(22,517)
Loans, net	2,050,031	2,007,513	1,990,441	1,983,139	1,950,147

Loans held for sale	—	—	381	96	—
Premises and equipment, net	16,375	14,915	14,731	14,183	14,571
Operating lease right-of-use assets	5,446	5,637	5,827	6,018	5,648
Goodwill	21,824	21,824	21,824	21,824	21,824
Accrued interest receivable and other assets	90,834	81,221	92,212	90,791	88,170
Total assets	$2,776,147	$2,774,215	$2,755,813	$2,784,890	$2,710,529

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Non-interest-bearing demand deposits	$625,762	$616,126	$619,192	$656,330	$653,166
Interest-bearing demand deposits	306,536	349,383	328,370	315,154	291,138
Money market deposits	595,123	630,870	613,131	631,350	623,714
Savings deposits	245,550	242,911	248,528	248,578	249,144
Time deposits	623,912	611,831	606,700	629,360	612,265
Total deposits	2,396,883	2,451,121	2,415,921	2,480,772	2,429,427

Advances and other debt	112,889	53,757	83,835	52,979	34,970
Operating lease liabilities	5,629	5,820	6,009	6,197	5,827
Accrued interest payable and other liabilities	45,437	42,863	48,826	47,814	45,064
Total liabilities	2,560,838	2,553,561	2,554,591	2,587,762	2,515,288

Shareholders' equity
Common stock	53	53	53	53	53
Additional paid-in capital	48,783	48,457	48,102	47,794	47,773
Retained earnings	247,705	243,266	239,021	235,506	229,930
Treasury stock, at cost	(16,167)	(15,987)	(16,043)	(16,147)	(16,502)
Accumulated other comprehensive loss	(65,065)	(55,135)	(69,911)	(70,078)	(66,013)
Total shareholders' equity	215,309	220,654	201,222	197,128	195,241
Total liabilities and shareholders' equity	$2,776,147	$2,774,215	$2,755,813	$2,784,890	$2,710,529

Period-end shares outstanding	4,771	4,774	4,772	4,768	4,754

Chemung Financial Corporation
Consolidated Statements of Income (Unaudited)
	Three Months Ended December 31,		Percent Change	Twelve Months Ended December 31,		Percent Change
(in thousands, except per share data)	2024	2023		2024	2023
Interest and dividend income:
Loans, including fees	$28,805	$26,115	10.3	$112,128	$97,228	15.3
Taxable securities	3,161	3,533	(10.5)	13,029	14,283	(8.8)
Tax exempt securities	247	257	(3.9)	1,009	1,035	(2.5)
Interest-earning deposits	384	128	200.0	1,398	528	164.8
Total interest and dividend income	32,597	30,033	8.5	127,564	113,074	12.8

Interest expense:
Deposits	12,191	11,349	7.4	50,052	35,926	39.3
Borrowed funds	585	786	(25.6)	3,453	2,691	28.3
Total interest expense	12,776	12,135	5.3	53,505	38,617	38.6

Net interest income	19,821	17,898	10.7	74,059	74,457	(0.5)
Provision (credit) for credit losses	551	2,300	(76.0)	(46)	3,262	(101.4)
Net interest income after provision for credit losses	19,270	15,598	23.5	74,105	71,195	4.1

Non-interest income:
Wealth management group fee income	3,019	2,744	10.0	11,573	10,460	10.6
Service charges on deposit accounts	1,113	1,001	11.2	4,042	3,919	3.1
Interchange revenue from debit card transactions	1,099	1,138	(3.4)	4,426	4,606	(3.9)
Net gains on securities transactions	—	(39)	N/M	—	(39)	N/M
Change in fair value of equity investments	(54)	202	(126.7)	179	103	73.8
Net gains on sales of loans held for sale	52	54	(3.7)	214	144	48.6
Net gains (losses) on sales of other real estate owned	4	23	N/M	(18)	37	N/M
Income from bank owned life insurance	9	11	(18.2)	38	43	(11.6)
Other	814	737	10.4	2,776	5,276	(47.4)
Total non-interest income	6,056	5,871	3.2	23,230	24,549	(5.4)

Non-interest expense:
Salaries and wages	7,450	6,803	9.5	28,457	26,832	6.1
Pension and other employee benefits	2,296	1,901	20.8	8,083	7,368	9.7
Other components of net periodic pension and postretirement benefits	(218)	(154)	(41.6)	(909)	(676)	(34.5)
Net occupancy	1,472	1,395	5.5	5,832	5,637	3.5
Furniture and equipment	462	496	(6.9)	1,659	1,728	(4.0)
Data processing	2,656	2,506	6.0	10,093	9,840	2.6
Professional services	714	697	2.4	2,353	2,293	2.6
Marketing and advertising	239	203	17.7	1,182	923	28.1
Other real estate owned expense	41	(69)	N/M	157	(20)	N/M
FDIC insurance	503	520	(3.3)	2,120	2,128	(0.4)
Loan expense	374	258	45.0	1,182	1,047	12.9
Other	1,834	2,270	(19.2)	7,041	7,143	(1.4)
Total non-interest expense	17,823	16,826	5.9	67,250	64,243	4.7
Income before income tax expense	7,503	4,643	61.6	30,085	31,501	(4.5)
Income tax expense	1,589	841	88.9	6,414	6,501	(1.3)
Net income	$5,914	$3,802	55.5	$23,671	$25,000	(5.3)

Basic and diluted earnings per share	$1.24	$0.80		$4.96	$5.28
Cash dividends declared per share	$0.31	$0.31		$1.24	$1.24
Average basic and diluted shares outstanding	4,774	4,743		4,770	4,732

N/M - Not Meaningful

Chemung Financial Corporation	As of or for the Three Months Ended					As of or for the Twelve Months Ended
Consolidated Financial Highlights (Unaudited)	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,	Dec. 31,	Dec. 31,
(in thousands, except per share data)	2024	2024	2024	2024	2023	2024	2023
RESULTS OF OPERATIONS
Interest income	$32,597	$32,362	$31,386	$31,219	$30,033	$127,564	$113,074
Interest expense	12,776	13,974	13,625	13,130	12,135	53,505	38,617
Net interest income	19,821	18,388	17,761	18,089	17,898	74,059	74,457
Provision (credit) for credit losses	551	564	879	(2,040)	2,300	(46)	3,262
Net interest income after provision for credit losses	19,270	17,824	16,882	20,129	15,598	74,105	71,195
Non-interest income	6,056	5,919	5,598	5,657	5,871	23,230	24,549
Non-interest expense	17,823	16,510	16,219	16,698	16,826	67,250	64,243
Income before income tax expense	7,503	7,233	6,261	9,088	4,643	30,085	31,501
Income tax expense	1,589	1,513	1,274	2,038	841	6,414	6,501
Net income	$5,914	$5,720	$4,987	$7,050	$3,802	$23,671	$25,000

Basic and diluted earnings per share	$1.24	$1.19	$1.05	$1.48	$0.80	$4.96	$5.28
Average basic and diluted shares outstanding	4,774	4,773	4,770	4,764	4,743	4,770	4,732
PERFORMANCE RATIOS
Return on average assets	0.85%	0.83%	0.73%	1.04%	0.56%	0.86%	0.94%
Return on average equity	10.73%	10.81%	10.27%	14.48%	8.63%	11.53%	14.11%
Return on average tangible equity (a)	11.92%	12.07%	11.56%	16.29%	9.86%	12.90%	16.09%
Efficiency ratio (unadjusted) (e)	68.88%	67.92%	69.43%	70.32%	70.79%	69.12%	64.89%
Efficiency ratio (adjusted) (a)	68.64%	67.69%	69.19%	70.07%	70.42%	68.89%	66.20%
Non-interest expense to average assets	2.57%	2.39%	2.38%	2.47%	2.48%	2.45%	2.41%
Loans to deposits	86.42%	82.78%	83.26%	80.77%	81.20%	86.42%	81.20%
YIELDS / RATES - Fully Taxable Equivalent
Yield on loans	5.61%	5.65%	5.52%	5.51%	5.31%	5.57%	5.13%
Yield on investments	2.29%	2.21%	2.27%	2.35%	2.24%	2.28%	2.21%
Yield on interest-earning assets	4.79%	4.78%	4.69%	4.70%	4.50%	4.74%	4.33%
Cost of interest-bearing deposits	2.67%	2.88%	2.86%	2.75%	2.59%	2.79%	2.11%
Cost of borrowings	4.74%	5.08%	5.04%	5.15%	5.52%	5.03%	5.17%
Cost of interest-bearing liabilities	2.73%	2.97%	2.94%	2.85%	2.68%	2.87%	2.20%
Interest rate spread	2.06%	1.81%	1.75%	1.85%	1.82%	1.87%	2.13%
Net interest margin, fully taxable equivalent	2.92%	2.72%	2.66%	2.73%	2.69%	2.76%	2.85%
CAPITAL
Total equity to total assets at end of period	7.76%	7.95%	7.30%	7.08%	7.20%	7.76%	7.20%
Tangible equity to tangible assets at end of period (a)	7.02%	7.22%	6.56%	6.34%	6.45%	7.02%	6.45%
Book value per share	$45.13	$46.22	$42.17	$41.34	$41.07	$45.13	$41.07
Tangible book value per share (a)	40.55	41.65	37.59	36.77	36.48	40.55	36.48
Period-end market value per share	48.81	48.02	48.00	42.48	49.80	48.81	49.80
Dividends declared per share	0.31	0.31	0.31	0.31	0.31	1.24	1.24
AVERAGE BALANCES
Loans and loans held for sale (b)	$2,046,270	$2,020,280	$2,009,823	$1,989,185	$1,956,022	$2,016,481	$1,898,986
Interest-earning assets	2,711,995	2,699,968	2,699,402	2,681,059	2,654,638	2,698,148	2,621,251
Total assets	2,761,875	2,751,392	2,740,967	2,724,391	2,688,536	2,744,721	2,660,329
Deposits	2,446,662	2,410,735	2,419,169	2,402,215	2,397,663	2,419,744	2,377,736
Total equity	219,254	210,421	195,375	195,860	174,868	205,280	177,187
Tangible equity (a)	197,430	188,597	173,551	174,036	153,044	183,456	155,363
ASSET QUALITY
Net charge-offs	$594	$78	$306	$182	$171	$1,160	$941
Non-performing loans (c)	8,954	10,545	8,195	7,835	10,411	8,954	10,411
Non-performing assets (d)	9,606	11,134	8,872	8,394	10,737	9,606	10,737
Allowance for credit losses	21,388	21,441	21,031	20,471	22,517	21,388	22,517
Annualized net charge-offs to average loans	0.12%	0.02%	0.06%	0.04%	0.03%	0.06%	0.05%
Non-performing loans to total loans	0.43%	0.52%	0.41%	0.39%	0.53%	0.43%	0.53%
Non-performing assets to total assets	0.35%	0.40%	0.32%	0.30%	0.40%	0.35%	0.40%
Allowance for credit losses to total loans	1.03%	1.06%	1.05%	1.02%	1.14%	1.03%	1.14%
Allowance for credit losses to non-performing loans	238.87%	203.33%	256.63%	261.28%	216.28%	238.87%	216.28%

(a) See the GAAP to Non-GAAP reconciliations.
(b) Loans and loans held for sale do not reflect the allowance for credit losses.
(c) Non-performing loans include non-accrual loans only.
(d) Non-performing assets include non-performing loans plus other real estate owned and repossessed vehicles.
(e) Efficiency ratio (unadjusted) is non-interest expense divided by the total of net interest income plus non-interest income.

Chemung Financial Corporation
Average Consolidated Balance Sheets & Net Interest Income Analysis and Rate/Volume Analysis of Net Interest Income (Unaudited)

	Three Months Ended December 31, 2024			Three Months Ended December 31, 2023			Three Months Ended December 31, 2024 vs. 2023
(in thousands)	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate	Total Change	Due to Volume	Due to Rate

Interest-earning assets:
Commercial loans	$1,486,012	$22,069	5.91%	$1,369,198	$19,649	5.69%	$2,420	$1,665	$755
Mortgage loans	274,705	2,739	3.99%	279,361	2,531	3.59%	208	(46)	254
Consumer loans	285,553	4,051	5.64%	307,463	3,991	5.15%	60	(299)	359
Taxable securities	594,667	3,169	2.12%	647,650	3,537	2.17%	(368)	(287)	(81)
Tax-exempt securities	37,776	273	2.88%	40,339	284	2.79%	(11)	(19)	8
Interest-earning deposits	33,282	384	4.59%	10,627	128	4.78%	256	261	(5)
Total interest-earning assets	2,711,995	32,685	4.79%	2,654,638	30,120	4.50%	2,565	1,275	1,290

Non interest-earning assets:
Cash and due from banks	25,056			25,142
Other assets	46,352			29,153
Allowance for credit losses	(21,528)			(20,397)
Total assets	$2,761,875			$2,688,536

Interest-bearing liabilities:
Interest-bearing checking	$327,223	$1,391	1.69%	$285,733	$1,176	1.63%	$215	$172	$43
Savings and money market	871,196	4,278	1.95%	900,367	4,383	1.93%	(105)	(148)	43
Time deposits	540,817	5,618	4.13%	447,273	4,374	3.88%	1,244	951	293
Brokered deposits	74,861	904	4.80%	104,043	1,416	5.40%	(512)	(367)	(145)
FHLBNY overnight advances	41,408	505	4.77%	53,390	758	5.63%	(253)	(150)	(103)
FRB advances and other debt	6,987	80	4.56%	3,074	28	3.61%	52	44	8
Total interest-bearing liabilities	1,862,492	12,776	2.73%	1,793,880	12,135	2.68%	641	502	139

Non interest-bearing liabilities:
Demand deposits	632,565			660,247
Other liabilities	47,564			59,541
Total liabilities	2,542,621			2,513,668
Shareholders' equity	219,254			174,868
Total liabilities and shareholders' equity	$2,761,875			$2,688,536

Fully taxable equivalent net interest income		19,909			17,985		$1,924	$773	$1,151
Net interest rate spread (1)			2.06%			1.82%
Net interest margin, fully taxable equivalent (2)			2.92%			2.69%
Taxable equivalent adjustment		(88)			(87)
Net interest income		$19,821			$17,898

(1) Net interest rate spread is the difference in the average yield on interest-earning assets less the average rate on interest-bearing liabilities.
(2) Net interest margin is the ratio of fully taxable equivalent net interest income divided by average interest-earning assets.

Chemung Financial Corporation
Average Consolidated Balance Sheets & Net Interest Income Analysis and Rate/Volume Analysis of Net Interest Income (Unaudited)

	Twelve Months Ended December 31, 2024			Twelve Months Ended December 31, 2023			Twelve Months Ended December 31, 2024 vs. 2023
(in thousands)	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate	Total Change	Due to Volume	Due to Rate

Interest-earning assets:
Commercial loans	$1,446,493	$85,570	5.92%	$1,309,692	$72,698	5.55%	$12,872	$7,857	$5,015
Mortgage loans	274,801	10,618	3.86%	283,093	10,084	3.56%	534	(302)	836
Consumer loans	295,187	16,165	5.48%	306,201	14,664	4.79%	1,501	(547)	2,048
Taxable securities	613,375	13,046	2.13%	671,345	14,295	2.13%	(1,249)	(1,249)	—
Tax-exempt securities	39,032	1,103	2.83%	40,506	1,171	2.89%	(68)	(44)	(24)
Interest-earning deposits	29,260	1,398	4.78%	10,414	528	5.07%	870	902	(32)
Total interest-earning assets	2,698,148	127,900	4.74%	2,621,251	113,440	4.33%	14,460	6,617	7,843

Non interest-earning assets:
Cash and due from banks	25,112			25,419
Other assets	42,950			33,871
Allowance for credit losses	(21,489)			(20,212)
Total assets	$2,744,721			$2,660,329

Interest-bearing liabilities:
Interest-bearing checking	$313,070	$5,561	1.78%	$286,097	$3,136	1.10%	$2,425	$321	$2,104
Savings and money market	863,849	17,468	2.02%	899,996	13,027	1.45%	4,441	(542)	4,983
Time deposits	526,727	22,221	4.22%	375,545	12,414	3.31%	9,807	5,827	3,980
Brokered deposits	90,729	4,802	5.29%	140,845	7,349	5.22%	(2,547)	(2,645)	98
FHLBNY overnight advances	21,907	1,151	5.17%	48,851	2,577	5.28%	(1,426)	(1,374)	(52)
FRB advances and other debt	46,363	2,302	4.97%	3,177	114	3.59%	2,188	2,128	60
Total interest-bearing liabilities	1,862,645	53,505	2.87%	1,754,511	38,617	2.20%	14,888	3,715	11,173

Non interest-bearing liabilities:
Demand deposits	625,369			675,253
Other liabilities	51,427			53,378
Total liabilities	2,539,441			2,483,142
Shareholders' equity	205,280			177,187
Total liabilities and shareholders' equity	$2,744,721			$2,660,329

Fully taxable equivalent net interest income		74,395			74,823		$(428)	$2,902	$(3,330)
Net interest rate spread (1)			1.87%			2.13%
Net interest margin, fully taxable equivalent (2)			2.76%			2.85%
Taxable equivalent adjustment		(336)			(366)
Net interest income		$74,059			$74,457

(1) Net interest rate spread is the difference in the average yield on interest-earning assets less the average rate on interest-bearing liabilities.
(2) Net interest margin is the ratio of fully taxable equivalent net interest income divided by average interest-earning assets.

Chemung Financial Corporation

GAAP to Non-GAAP Reconciliations (Unaudited)

The Corporation prepares its Consolidated Financial Statements in accordance with GAAP. See the Corporation’s unaudited consolidated balance sheets and statements of income contained within this press release. That presentation provides the reader with an understanding of the Corporation’s results that can be tracked consistently from period-to-period and enables a comparison of the Corporation’s performance with other companies’ GAAP financial statements.

In addition to analyzing the Corporation’s results on a reported basis, management uses certain non-GAAP financial measures, because it believes these non-GAAP financial measures provide information to investors about the underlying operational performance and trends of the Corporation and, therefore, facilitate a comparison of the Corporation with the performance of other companies. Non-GAAP financial measures used by the Corporation may not be comparable to similarly named non-GAAP financial measures used by other companies.

The SEC has adopted Regulation G, which applies to all public disclosures, including earnings releases, made by registered companies that contain “non-GAAP financial measures.” Under Regulation G, companies making public disclosures containing non-GAAP financial measures must also disclose, along with each non-GAAP financial measure, certain additional information, including a reconciliation of the non-GAAP financial measure to the closest comparable GAAP financial measure and a statement of the Corporation’s reasons for utilizing the non-GAAP financial measure as part of its financial disclosures. The SEC has exempted from the definition of “non-GAAP financial measures” certain commonly used financial measures that are not based on GAAP. When these exempted measures are included in public disclosures, supplemental information is not required. The following measures used in this Report, which are commonly utilized by financial institutions, have not been specifically exempted by the SEC and may constitute "non-GAAP financial measures" within the meaning of the SEC's rules, although we are unable to state with certainty that the SEC would so regard them.

Fully Taxable Equivalent Net Interest Income and Net Interest Margin

Net interest income is commonly presented on a tax-equivalent basis. That is, to the extent that some component of the institution's net interest income, which is presented on a before-tax basis, is exempt from taxation (e.g., is received by the institution as a result of its holdings of state or municipal obligations), an amount equal to the tax benefit derived from that component is added to the actual before-tax net interest income total. This adjustment is considered helpful in comparing one financial institution's net interest income to that of other institutions or in analyzing any institution’s net interest income trend line over time, to correct any analytical distortion that might otherwise arise from the fact that financial institutions vary widely in the proportions of their portfolios that are invested in tax-exempt securities, and that even a single institution may significantly alter over time the proportion of its own portfolio that is invested in tax-exempt obligations. Moreover, net interest income is itself a component of a second financial measure commonly used by financial institutions, net interest margin, which is the ratio of net interest income to average interest-earning assets. For purposes of this measure as well, fully taxable equivalent net interest income is generally used by financial institutions, as opposed to actual net interest income, again to provide a better basis of comparison from institution to institution and to better demonstrate a single institution’s performance over time. The Corporation follows these practices.

						As of or for the
	As of or for the Three Months Ended					Twelve Months Ended
	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,	Dec. 31,	Dec. 31,
(in thousands, except ratio data)	2024	2024	2024	2024	2023	2024	2023
NET INTEREST MARGIN - FULLY TAXABLE EQUIVALENT
Net interest income (GAAP)	$19,821	$18,388	$17,761	$18,089	$17,898	$74,059	$74,457
Fully taxable equivalent adjustment	88	83	81	84	87	336	366
Fully taxable equivalent net interest income (non-GAAP)	$19,909	$18,471	$17,842	$18,173	$17,985	$74,395	$74,823

Average interest-earning assets (GAAP)	$2,711,995	$2,699,968	$2,699,402	$2,681,059	$2,654,638	$2,698,148	$2,621,251

Net interest margin - fully taxable equivalent (non-GAAP)	2.92%	2.72%	2.66%	2.73%	2.69%	2.76%	2.85%

Efficiency Ratio

The unadjusted efficiency ratio is calculated as non-interest expense divided by total revenue (net interest income and non-interest income). The adjusted efficiency ratio is a non-GAAP financial measure which represents the Corporation’s ability to turn resources into revenue and is calculated as non-interest expense divided by total revenue (fully taxable equivalent net interest income and non-interest income), adjusted for one-time occurrences and amortization. This measure is meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s productivity measured by the amount of revenue generated for each dollar spent.

						As of or for the
	As of or for the Three Months Ended					Twelve Months Ended
	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,	Dec. 31,	Dec. 31,
(in thousands, except ratio data)	2024	2024	2024	2024	2023	2024	2023
EFFICIENCY RATIO
Net interest income (GAAP)	$19,821	$18,388	$17,761	$18,089	$17,898	$74,059	$74,457
Fully taxable equivalent adjustment	88	83	81	84	87	336	366
Fully taxable equivalent net interest income (non-GAAP)	$19,909	$18,471	$17,842	$18,173	$17,985	$74,395	$74,823

Non-interest income (GAAP)	$6,056	$5,919	$5,598	$5,657	$5,871	$23,230	$24,549
Less: net (gains) losses on security transactions	—	—	—	—	39	—	39
Less: recognition of employee retention tax credit	—	—	—	—	—	—	(2,370)
Adjusted non-interest income (non-GAAP)	$6,056	$5,919	$5,598	$5,657	$5,910	$23,230	$22,218

Non-interest expense (GAAP)	$17,823	$16,510	$16,219	$16,698	$16,826	$67,250	$64,243

Efficiency ratio (unadjusted)	68.88%	67.92%	69.43%	70.32%	70.79%	69.12%	64.89%
Efficiency ratio (adjusted)	68.64%	67.69%	69.19%	70.07%	70.42%	68.89%	66.20%

Tangible Equity and Tangible Assets (Period-End)

Tangible equity, tangible assets, and tangible book value per share are each non-GAAP financial measures. Tangible equity represents the Corporation’s stockholders’ equity, less goodwill and intangible assets. Tangible assets represents the Corporation’s total assets, less goodwill and other intangible assets. Tangible book value per share represents the Corporation’s tangible equity divided by common shares at period-end. These measures are meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s use of equity.

						As of or for the
	As of or for the Three Months Ended					Twelve Months Ended
	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,	Dec. 31,	Dec. 31,
(in thousands, except per share and ratio data)	2024	2024	2024	2024	2023	2024	2023
TANGIBLE EQUITY AND TANGIBLE ASSETS
(PERIOD END)
Total shareholders' equity (GAAP)	$215,309	$220,654	$201,222	$197,128	$195,241	$215,309	$195,241
Less: intangible assets	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)
Tangible equity (non-GAAP)	$193,485	$198,830	$179,398	$175,304	$173,417	$193,485	$173,417

Total assets (GAAP)	$2,776,147	$2,774,215	$2,755,813	$2,784,890	$2,710,529	$2,776,147	$2,710,529
Less: intangible assets	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)
Tangible assets (non-GAAP)	$2,754,323	$2,752,391	$2,733,989	$2,763,066	$2,688,705	$2,754,323	$2,688,705

Total equity to total assets at end of period (GAAP)	7.76%	7.95%	7.30%	7.08%	7.20%	7.76%	7.20%
Book value per share (GAAP)	$45.13	$46.22	$42.17	$41.34	$41.07	$45.13	$41.07

Tangible equity to tangible assets at end of period (non-GAAP)	7.02%	7.22%	6.56%	6.34%	6.45%	7.02%	6.45%
Tangible book value per share (non-GAAP)	$40.55	$41.65	$37.59	$36.77	$36.48	$40.55	$36.48

Tangible Equity (Average)

Average tangible equity and return on average tangible equity are each non-GAAP financial measures. Average tangible equity represents the Corporation’s average stockholders’ equity, less average goodwill and intangible assets for the period. Return on average tangible equity measures the Corporation’s earnings as a percentage of average tangible equity. These measures are meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s use of equity.

						As of or for the
	As of or for the Three Months Ended					Twelve Months Ended
	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,	Dec. 31,	Dec. 31,
(in thousands, except ratio data)	2024	2024	2024	2024	2023	2024	2023
TANGIBLE EQUITY (AVERAGE)
Total average shareholders' equity (GAAP)	$219,254	$210,421	$195,375	$195,860	$174,868	$205,280	$177,187
Less: average intangible assets	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)
Average tangible equity (non-GAAP)	$197,430	$188,597	$173,551	$174,036	$153,044	$183,456	$155,363

Return on average equity (GAAP)	10.73%	10.81%	10.27%	14.48%	8.63%	11.53%	14.11%
Return on average tangible equity (non-GAAP)	11.92%	12.07%	11.56%	16.29%	9.86%	12.90%	16.09%

Adjustments for Certain Items of Income or Expense

In addition to disclosures of certain GAAP financial measures, including net income, EPS, ROA, and ROE, we may also provide comparative disclosures that adjust these GAAP financial measures for a particular period by removing from the calculation thereof the impact of certain transactions or other material items of income or expense occurring during the period, including certain nonrecurring items. The Corporation believes that the resulting non-GAAP financial measures may improve an understanding of its results of operations by separating out any such transactions or items that may have had a disproportionate positive or negative impact on the Corporation’s financial results during the particular period in question. In the Corporation’s presentation of any such non-GAAP (adjusted) financial measures not specifically discussed in the preceding paragraphs, the Corporation supplies the supplemental financial information and explanations required under Regulation G.

						As of or for the
	As of or for the Three Months Ended					Twelve Months Ended
	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,	Dec. 31,	Dec. 31,
(in thousands, except per share and ratio data)	2024	2024	2024	2024	2023	2024	2023
NON-GAAP NET INCOME
Reported net income (GAAP)	$5,914	$5,720	$4,987	$7,050	$3,802	$23,671	$25,000
Net (gains) losses on security transactions (net of tax)	—	—	—	—	29	—	29
Recognition of employee retention tax credit (net of tax)	—	—	—	—	—	—	(1,873)
Net income (non-GAAP)	$5,914	$5,720	$4,987	$7,050	$3,831	$23,671	$23,156

Average basic and diluted shares outstanding	4,774	4,773	4,770	4,764	4,743	4,770	4,732

Reported basic and diluted earnings per share (GAAP)	$1.24	$1.19	$1.05	$1.48	$0.80	$4.96	$5.28
Reported return on average assets (GAAP)	0.85%	0.83%	0.73%	1.04%	0.56%	0.86%	0.94%
Reported return on average equity (GAAP)	10.73%	10.81%	10.27%	14.48%	8.63%	11.53%	14.11%

Basic and diluted earnings per share (non-GAAP)	$1.24	$1.19	$1.05	$1.48	$0.81	$4.96	$4.89
Return on average assets (non-GAAP)	0.85%	0.83%	0.73%	1.04%	0.57%	0.86%	0.87%
Return on average equity (non-GAAP)	10.73%	10.81%	10.27%	14.48%	8.69%	11.53%	13.07%

Category: Financial

Source: Chemung Financial Corp

For further information contact:
Dale M. McKim, III, EVP and CFO
dmckim@chemungcanal.com
Phone: 607-737-3714